EXHIBIT 10.14
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
ANNUAL INCENTIVE PLAN
SECTION 1
PURPOSE
The Hartford Financial Services Group, Inc. Annual Incentive Plan (as amended from time to time, the "Plan"), is intended to permit the Company and its Subsidiaries, through awards of incentive compensation, to attract, retain and motivate qualified employees.
SECTION 2
DEFINITIONS
"Board" means the Board of Directors of the Company.
"Committee" means the Compensation and Management Development Committee of the Board or its delegate pursuant to Section 3.3 hereof.
"Company" means The Hartford Financial Services Group, Inc., a Delaware corporation, or any successor thereto.
"Executive Officer" means any officer of the Company who (i) is subject to the filing requirements of Section 16 of the Securities Exchange Act of 1934 or (ii) reports directly to the Chief Executive Officer.
"Individual Award Opportunity" means the potential of a Participant to receive an incentive payment under the Plan. An Individual Award Opportunity may be expressed in U.S. dollars (or other local currency) or pursuant to a formula.
"Participant" means, for each Performance Period, each employee of the Company or its Subsidiaries whom the Committee has selected to participate in the Plan for a specified Performance Period.
"Performance Period" means the Company's fiscal year or any other period designated by the Committee.
"Section 409A of the Code" means Section 409A of the Internal Revenue Code of 1986 (as amended) and the applicable rules and regulations promulgated thereunder.
"Subsidiary" means any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a 50% equity interest.
SECTION 3
ADMINISTRATION
3.1    General. The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to select Participants, to determine Individual Award Opportunities and to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding

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on the Company, its Subsidiaries, its stockholders, Participants, and former Participants and their respective successors and assigns.
    3.2    Powers and Responsibilities. Except as otherwise provided herein, the Committee shall have the following discretionary powers, rights and responsibilities in addition to (and without limiting) those described in Section 3.1:
(a)to establish performance goals and/or other terms and conditions that are to apply to each Participant's Individual Award Opportunity, including but not limited to the treatment of such awards upon a termination of employment or service with the Company or any of its Subsidiaries;
(b)to determine whether the performance goals for a Performance Period and any other terms and conditions applicable to the Individual Award Opportunities have been satisfied;
(c)to determine the form of payment of incentive payments under the Plan; and
(d)to adopt, revise, suspend, waive or repeal such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.
    3.3    Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to a director or subcommittee of directors of the Board, the Chief Executive Officer, the Chief Human Resources Officer or other executive officer or function of the Company as the Committee deems appropriate; provided, however, that the Committee shall retain its power and authority with respect to any Participant who is an Executive Officer. Notwithstanding the foregoing, no Participant shall make decisions under this Plan with respect to his or her own compensation or with respect to the compensation of any person to whom such Participant reports directly or indirectly, including, without limitation, regarding his or her own (or such report's) Individual Award Opportunity.
SECTION 4
PERFORMANCE GOALS
    4.1    Establishing Performance Goals; Other Terms and Conditions. The Committee may
establish for each Performance Period one or more performance goals for each Participant or for any group of Participants (or both). The Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance, as well as minimum required payments. Without limiting the Committee's discretion hereunder, performance goals (a) may be established (i) on a Company-wide basis, (A) with respect to one or more business units, divisions, Subsidiaries or products, (iii) based on individual performance or other individual measures or (iv ) any combination thereof, and 02) may be expressed in absolute terms or relative to other metrics including internal targets or budgets, past performance of the Company, the performance of one or more similarly situated companies, performance of an index, outstanding equity or other external measures. The payment of any compensation under the Plan, and the establishment of performance goals, as applicable, shall be subject to such other rules and conditions as the Committee may establish.
    4.2    Adjustments. The Committee may adjust any performance goals, targets or metrics.
Without limiting the foregoing, (a) the Committee may adjust the performance goals for any Performance

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Period as it deems appropriate in recognition of unusual or non-recurring events affecting the Company; changes in applicable tax laws or accounting principles; other material extraordinary events such as restructurings; discontinued operations; asset write-downs; significant litigation or claims, judgments or settlements; acquisitions or divestitures; reorganizations or changes in the corporate structure or capital structure of the Company; foreign exchange gains and losses; change in the fiscal year of the Company; business interruption events; unbudgeted capital expenditures; unrealized investment gains and losses; and impairments; or such other factors as the Committee may determine; and (b) to the extent that a performance goal relates to the common stock of the Company, then, in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spinoff, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee may make or provide for such adjustments in such performance goals as the Committee determines to be required or appropriate. To the extent that a performance goal is derived from the Company's publicly reported financial results, then the Company's management, and not the Committee, may determine the calculation thereof and any adjustment it deems appropriate consistent with applicable law and accounting policy.
SECTION 5
lNDIV1DUAL AWARD OPPORTUNITIES; PAYMENTS
    5.1    Terms. The Committee may establish an Individual Award Opportunity for any
Participant or group of Participants other than the Chief Executive Officer. The independent directors of the Board shall establish the Individual Award Opportunity for the Chief Executive Officer and, where applicable to the Chief Executive Officer, all references in this Section 5 to the "Committee" shall be deemed to refer to the independent directors of the Board.
    5.2    Committee Discretion. In all cases the Committee may: () reduce or eliminate the amount of any payment under the Plan that would otherwise be made to any Participant, and (b) determine that an amount shall be paid under the Plan that is greater than what would apply under the applicable performance goals, based on individual performance or any other criteria that the Committee deems appropriate.
    5.3    Incentive Payments. The Committee shall determine whether the performance goals and other terms and conditions, as applicable, have been attained, and the amount of bonus payable to a Participant under the Plan. For the avoidance of doubt, any payment under this Plan for a Performance Period may be determined by reference to a Participant's Individual Award Opportunity, or it may be greater or less than such opportunity, as determined by the Committee. Unless otherwise determined by the Committee, payments under the Plan shall be paid following the end of the fiscal year to which the Performance Period relates, but not later than March 15 following the end of such fiscal year. Unless determined otherwise by the Committee, Participants must be employed on the date of payment to be eligible to receive such payment.
    5.4    Form of Payment. Amounts payable under the Plan shall be payable in cash or, if so specified by the Committee, in awards granted under the applicable incentive stock plan or in any combination thereof The Committee may impose whatever conditions it deems appropriate with respect to awards granted under the applicable incentive stock plan, including conditioning the vesting of shares on the performance of additional service.

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SECTION 6
GENERAL
    6.1    Amendment and Termination. The Committee may at any time amend, suspend, discontinue or terminate the Plan.
    6.2    Non-Transferability of Awards. No Individual Award Opportunity may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Individual Award Opportunity, such Individual Award Opportunity and all rights thereunder shall immediately become null and void. Upon the death of a Participant, payment shall be made to the Participant's estate unless otherwise directed by the Committee.
    6.3    Tax Withholding. The Company may require, prior to the payment of any amount hereunder, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection therewith.
    6.4    Payment by a Subsidiary. The Company may satisfy its obligations under the Plan with respect to a Participant by causing any of its Subsidiaries to make the payment to which such Participant is entitled under the Plan.
    6.5    No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any Individual Award Opportunities made hereunder shall confer upon any person any right to continued employment by the Company or any Subsidiary or affect in any manner the right of the Company or any Subsidiary to terminate the employment of any person at any time without liability hereunder.
    6.6    Governing Law. This Plan and each Individual Award Opportunity hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
    6.7    Other Plans. Payments under Individual Award Opportunities shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its Subsidiaries, unless such other plan provides compensation such as payments made pursuant to Individual Award Opportunities are to be considered as compensation thereunder. The adoption of the Plan shall not be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.
    6.8    Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs.
    6.9    Recoupment of Individual Award Opportunities. The Company (or the Compensation Committee, as applicable, in the case of a Section 16 Officer) shall have the obligation or the right, as applicable, at any time to recoup any amount paid or payable hereunder to the fullest extent provided for under the Company’s Clawback Policy. The Company may reduce other amounts payable under the Plan if the Participant refuses to repay amounts subject to the Clawback Policy.
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    6.10    Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and
Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

    6.11    409A Compliance. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid adverse tax consequences pursuant to Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company's directors, officers or employees shall have any liability to any person in the event Section 409A of the Code applies to any payment or right under this Plan in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

6.12    Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

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